[MARATHON NEWS]    [MARATHON LOGO]

MARATHON ANNOUNCES THE APPOINTMENT OF JANET F. CLARK

AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON, December 4, 2003 – Marathon Oil Corporation (NYSE: MRO) announced today that Janet F. Clark will join the company as senior vice president and chief financial officer (CFO) effective January 5, 2004. Clark is currently senior vice president and CFO of Nuevo Energy Company. She succeeds former Marathon CFO John T. Mills who retired December 1.

In her role as CFO, Clark will be responsible for the development and execution of the financial strategy that supports Marathon’s business plans. In addition, she will oversee the timely, accurate and complete communication of matters related to the company’s financial condition and performance consistent with applicable laws and regulations.

“We are very pleased to have Janet join Marathon’s management team,” said Clarence P. Cazalot, Jr., Marathon President and CEO. “Her strong financial management background, coupled with her energy industry related experience and commitment to the highest ethical standards, are key attributes that will enable her to play an important role in implementing our overall business strategies and achieving sustainable long term value growth for our shareholders.”

Clark graduated from Harvard University in 1977 with a bachelor of arts degree in Economics. She later earned a master of business administration degree in finance from the Wharton School of the University of Pennsylvania in 1982.

Before joining the energy industry, Clark was an investment banker specializing in corporate finance for 12 years, primarily with The First Boston Corporation, predecessor to Credit Suisse First Boston.

Clark joined Santa Fe Energy Resources, Inc. as chief financial officer in 1997, and was named senior vice president and chief financial officer in 1998. Following the merger of Santa Fe Energy and Snyder Oil in 1999, she assumed the role of executive vice president of Corporate Development and Administration, with responsibility for corporate development, internal auditing, human resources, information technology, purchasing, office services, security and environmental, health and safety.

Clark joined Nuevo Energy, based in Houston, in 2001 in her most recent position as senior vice president & chief financial officer. While at Nuevo, she has been responsible for all finance, accounting, investor relations and information technology functions within the company, serving as the direct point of contact with investment and commercial banks, Wall Street analysts and rating agencies.

Clark serves on the Board of Directors of Universal Compression Holdings, Inc., which trades on the New York Stock Exchange under the ticker symbol UCO.

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Media Relations Contact:	Paul Weeditz	713-296-3910
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

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